UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

CARECLOUD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MTBC	Nasdaq Global Market
Series A Preferred Stock, par value $0.001 per share	MTBCP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on January 8, 2020, CareCloud, Inc. (which was previously known as MTBC, Inc. and is referred to herein as the “Company”) acquired a company that is now known as CareCloud Health, Inc. (the “Acquired Company”), which was subject to an ongoing civil investigation concerning pre-acquisition compliance with certain regulatory requirements (the “Investigation”). The Company held back a portion of the acquisition consideration at the closing of the transaction (the “Acquisition Escrow”) to cover the estimated out-of-pocket costs and settlement amount associated with the civil investigation.

On April 28, 2021, the Acquired Company, which is now a wholly owned subsidiary of the Company, entered into a Settlement Agreement (“Settlement Agreement”) with the U.S. Department of Justice and the Office of Inspector General of the United States Department of Health and Human Services (collectively, the “United States”) and Ada De La Vega (“Relator”), to resolve the Investigation and related civil action. The amount paid by the Acquired Company under the Settlement Agreement to the United States is less than the amount of the Acquisition Escrow.

The Acquired Company denies the allegations in the civil action and also those asserted by the United States, and the settlement does not constitute an admission of liability or wrongdoing by the Acquired Company. The Settlement Agreement recites that on October 13, 2017, Relator filed a civil action in the United States District Court for the Southern District of Florida pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. §3730(b). Separate from Relator’s allegations in the civil action, the United States contends that between January 1, 2012 and March 31, 2017, the Acquired Company paid remuneration to generate sales of its electronic health records products and services in a manner that violated the federal anti-kickback statute (the “Covered Conduct”).

Under the Settlement Agreement, the Acquired Company will pay $3,806,966.70 (the “Settlement Amount”) to the United States within 10 days of the effective date of the Settlement Agreement. The Acquired Company will also pay $405,000.00 to Relator for attorneys’ fees, expenses and costs within 10 days of the effective date of the Settlement Agreement. Upon receipt of the Settlement Amount, the United States will pay $803,269.97 to Relator. Upon receipt of the aforementioned payments, the United States and Relator shall promptly sign and file a joint stipulation of dismissal in the civil action.

The Company had previously accrued $4.2 million at December 31, 2020 to resolve the matters discussed above. The escrow amount was recorded as an indemnification asset which was included in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2020 in prepaid expenses and other current assets with an offsetting amount in accrued expenses. The final aggregate settlement amount, together with related fees and costs, did not differ materially from the previously established accrual.

The United States has agreed to release the Acquired Company and the Company from any civil or administrative monetary liability arising from the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the common law theories of payment by mistake, unjust enrichment, and fraud. Relator has also agreed to release the Acquired Company and the Company from any claims related to the civil action, including any civil monetary claim Relator has on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

The Settlement Agreement does not include a release of any liability to the United States for any conduct other than the Covered Conduct or any criminal liability related to the Covered Conduct.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified entirely by reference to the complete text of such document, a copy of which is attached as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

1.1	Settlement Agreement dated April 28, 2021 by and among The United States of America, CareCloud Health, Inc., and Ada De La Vega.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareCloud, Inc.

Date: May 3, 2021	By:	/s/ A. Hadi Chaudhry
A. Hadi Chaudhry
Chief Executive Officer

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